UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 27, 2006 (September 25, 2006)

Boulder Specialty Brands, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51506	20-2949397
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification No.)

6106 Sunrise Ranch Drive

Longmont, Colorado 80503

(Address of principal executive offices)

(303) 682-1982

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On September 26, 2006, Boulder Specialty Brands, Inc. (“Boulder” or the “Company”) issued a press release with respect to the execution of an Agreement and Plan of Merger (“Merger Agreement”) with GFA Holdings, Inc., a Delaware company (“GFA Holdings”), the sole stockholder of GFA Brands, Inc. (“GFA Brands”) (GFA Holdings, together with GFA Brands, “GFA”), pursuant to which BSB Acquisition Co., a wholly-owned Delaware subsidiary of Boulder, will merge with and into GFA Holdings, and GFA Holdings will become a wholly-owned subsidiary of Boulder. Following completion of the merger, it is anticipated that Boulder will change its name to Smart Balance, Inc. GFA is headquartered in Cresskill, New Jersey and is believed to be one of the largest, focused marketers of functional food products in the U.S. (under the trade names Smart Balance® and Earth Balance®).

In connection with the acquisition of GFA, Boulder also entered into a Securities Purchase Agreement (“Purchase Agreement”) with certain investors for private placement equity financings of common stock (the “Common Stock Private Placement”) and convertible preferred stock (the “Preferred Stock Private Placement”, together with the Common Stock Private Placement, the “Private Placements”), and a commitment letter (the “Commitment Letter”) with Bank of America, N.A. and Banc of America Securities LLC for a debt financing (the “Debt Financing”), in order to raise the proceeds necessary to provide a portion of the funds necessary to acquire GFA. Each of the Private Placements and the Debt Financing will be consummated simultaneously with the closing of the merger with GFA.

The press release announcing the execution of these documents is attached hereto as Exhibit 99.1. The Merger Agreement is attached hereto as Exhibit 10.1 and should be referred to when reading the following summary.

The Merger Agreement provides that GFA stockholders will be paid an aggregate of $465 million in cash which includes the assumption of post-closing bonus payments, net of tax benefits. The purchase price will be paid with: (i) up to $100 million of cash currently held in a trust account established in connection with Boulder’s initial public offering; (ii) the net proceeds of the Private Placements of $246 million ($107.5 million of which will be raised in the Common Stock Private Placement and $138.5 million of which will be raised in the Preferred Stock Private Placement); and (iii) proceeds from the Debt Financing of $180 million ($160 million of which is anticipated to be funded upon the consummation of the transaction). In connection with the proposed transaction, Duff & Phelps, LLC provided a fairness opinion to the Board of Directors of Boulder.

The Merger Agreement contains representations and warranties of each of Boulder and GFA, as applicable, relating to, among other things: (a) proper corporate organization and similar corporate matters, (b) capitalization, (c) the authorization, performance and enforceability of the Merger Agreement, (d) licenses and permits, (e) taxes, (f) absence of undisclosed liabilities, (g) holding of leases and ownership of other properties, (h) material contracts, (i) title and condition of assets, (j) absence of certain changes, (k) employee and employee benefits matters, (l) compliance with applicable laws, (m) absence of litigation, (n) environmental matters, (o) intellectual property rights and (p) insurance.

Each of Boulder and GFA have agreed to continue to operate their respective businesses in the ordinary course prior to the closing of the merger and additional material covenants include, that: (i) each party shall obtain all necessary approvals, including stockholder and governmental approvals; (ii) each party shall protect confidential information and maintain the confidentiality of the other’s proprietary information; and (iii) until the earlier of the consummation of the transaction or the termination of the Merger Agreement (except as discussed below), each party shall not solicit, negotiate or accept an alternative offer from any other party to purchase all or part of the securities or assets of GFA (other than sales of assets in immaterial amounts or in the ordinary course of business).

The obligations of Boulder to consummate the merger are subject to closing conditions including, but not limited to: (i) the Boulder stockholders shall have approved the transactions contemplated by the Merger Agreement and holders of less than 20% of Boulder’s shares issued in Boulder’s initial public offering and outstanding immediately before the closing shall have exercised their rights to convert their shares into a pro rata share of the trust fund rather than approve the merger; (ii) all specified waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act shall have been terminated or have expired; (iii) no proceeding before any governmental agency shall be pending which, if successful by the governmental agency, would result in an order that would prevent the carrying out of the Merger Agreement or any of the transactions contemplated thereby, declare unlawful the transactions contemplated thereby, or cause such transactions to be rescinded; (iv) Boulder shall have obtained all requisite governmental agency and third party consents, approvals and releases which are necessary in connection with the consummation of the transactions contemplated by the Merger Agreement; (v) Boulder shall have received the written resignations and releases of certain of the GFA officers and directors; (vi) during the 30 day period following the execution of the Merger Agreement, Boulder shall have been afforded the opportunity to meet with key customers, suppliers, manufacturers and distributors of GFA; (vii) Boulder shall have received releases from certain of GFA’s stockholders; (viii) Boulder shall have received an opinion from GFA counsel; (ix) Boulder shall have obtained equity financing in the amount of at least $246 million; and (x) Boulder shall have obtained debt financing of $180 million ($160 million of which is anticipated to be funded upon the consummation of the transaction). The obligations of GFA to consummate the merger are subject to, among other things, the closing conditions mentioned in (ii) and (iii), above, as well as GFA’s stockholders’ representative’s receipt of the cash consideration.

The Merger Agreement may be terminated at any time prior to the closing, as follows: (i) by mutual consent of Boulder and GFA; (ii) by Boulder providing notice that GFA is in material breach of any representation, warranty, covenant or agreement therein provided, Boulder has notified GFA of the breach and such breach has continued without cure for a period of 30 days after delivery of such notice of breach, and there is a reasonable likelihood that such breach will result in an inability of GFA to satisfy the representation, warranty, covenant or agreement conditions set forth in the Merger Agreement (iii) by (a) Boulder objecting to the audited financial statements of GFA for the six month period ending June 30, 2006 within ten business days of its receipt of said financial statements due to material and adverse changes, discrepancies or differences from the previously provided unaudited consolidated income statement for such period or (b) has any objection to the EBITDA or gross sales numbers contained in the June 30, 2006 unaudited statements due to material and adverse changes, discrepancies or differences from the EBITDA and gross sales numbers contained in the previously provided six-month estimate; (iv) by either Boulder or GFA if the closing has not occurred by February 16, 2007; (v) by GFA if Boulder has not filed the proxy statement with the SEC within ten days of receiving all of the financial statements required by the Merger Agreement, (vi) by GFA if the proxy statement has not been sent to Boulder’s stockholders by January 10, 2007, provided, however, in the event final SEC approval of the proxy statement has not been received by January 5, 2007, the parties have agreed to meet and to discuss in good faith as to whether it is reasonable and practicable to expect SEC approval within a reasonable period of time, and in the event the parties agree that such approval is reasonably likely within a reasonable period of time, the parties may, but neither party shall be obligated to, agree upon a new termination date; (vii) by GFA if the Debt Financing or Private Placements fail to fund and Boulder is unable to obtain substitute financing within fifteen business days of GFA’s notice of termination; (viii) by Boulder, if the stockholder consent required by Delaware law setting forth the adoption of the Merger Agreement shall not have been delivered to Boulder within one business day immediately following the date of the Merger Agreement, or (ix) by GFA if, commencing 5 days after the proxy statement is filed with the SEC, the average combined closing price as quoted on the OTC Bulletin Board of Boulder common stock and Boulder warrants is below $7.80 in the aggregate over any ten (10) consecutive trading days.

Pursuant to the Merger Agreement, TSG4 L.P., in its individual capacity as a stockholder of GFA (“TSG4”) has agreed that if any of Boulder’s current stockholders vote against the merger and elect to have their Boulder common stock converted into cash, Boulder, at its option, may elect to pay up to $10 million in cash consideration otherwise payable to TSG4 in newly issued Boulder common stock (“Boulder Common Stock”), in lieu of cash. The total amount of Boulder Common Stock which Boulder shall have the option to issue to TSG4 shall be equal to the number of shares calculated by dividing (A) the lesser of: (i) $10 million; and (ii) the aggregate per share conversion price for all IPO Shares which are timely and duly converted (such lesser amount, the “Conversion Amount”) by (B) the common stock price per share to be paid by the purchasers of Boulder Common Stock as finally determined pursuant to the Purchase

Agreement. Boulder’s option shall apply to the first $10 million of any IPO Shares converted. Any shares issued to TSG4 pursuant to the Merger Agreement shall be subject to the same demand registration rights and piggyback registration rights as granted to the investors pursuant to the registration rights agreement described below (the “Registration Agreement”).

Assuming the merger is consummated, Boulder will no longer be a blank-check, or special purpose acquisition corporation. If Boulder does not complete the merger and related financings, it will continue as a blank check company until it finds another suitable company to acquire or the trust account is liquidated as part of its overall plan of dissolution and liquidation and Boulder shall cease to operate as a public blank check company.

Also, as part of the Private Placements, on September 25, 2006, Boulder entered into a Purchase Agreement with prospective investors that collectively provide for the issuance, simultaneously with the closing of the merger, of (i) approximately 14,410,188 shares of Boulder common stock, at a per share purchase price of $7.46, resulting in aggregate gross proceeds to Boulder of approximately $107.5 million, and (ii) approximately 15,388,889 shares of Boulder Series A convertible preferred stock (the “Preferred Stock”) and warrants, at a purchase price of $9.00, resulting in aggregate gross proceeds to Boulder of approximately $138.5 million, which funds will be used to fund the merger consideration. The warrants are exercisable at $9.00 per share of common stock, subject to adjustment.

Dividends on the Preferred Stock will be cumulative and compound from the date of original issuance at the annual rate of 8% (the “Dividend Rate”) and are payable quarterly. Commencing five years after the date of issuance of the Preferred Stock, the Dividend Rate will increase quarterly at the rate of .25% until such time as the Dividend Rate equals 11%. The Preferred Stock is convertible into shares of Common Stock at $9.00 per share (subject to certain adjustments), plus accrued but unpaid dividends (the “Preference Amount”) at the option of the holder. In addition, conversion of all, or a portion thereof (but not less than 20%), of the Preferred Stock will be mandatory, subject to the satisfaction of certain conditions, upon the first to occur of (i) the election to convert by holders of at least a majority of the Preferred Stock or (ii) the election of the Company to force a conversion of all, or a portion thereof (but not less than 20%), of the Preferred Stock upon the occurrence of a Forced Conversion Event (as defined and described in Exhibit 4.1 hereto); provided, however, that if the Company elects to exercise its conversion right within three years of the Closing, the Preference Amount will be calculated assuming that the redemption occurs on the last date of the dividend payment period to occur on or after the date which is 3 years after the Closing. The Company will have the right to redeem the Preferred Stock at any time after issuance for a cash amount (the “Redemption Amount”) equal to the Preference Amount; provided, however that if such redemption occurs prior to five years after the Closing, the Redemption Amount will be calculated assuming that the redemption occurs after the date which is 5 years after the Closing. Holders of the Preferred Stock shall be entitled to such number of votes equal to the number of shares of Common Stock into which such Preferred Stock is then convertible. Holders of the Preferred Stock will have a liquidation preference in the amount of $9 per share plus accrued but unpaid dividends, subject to adjustment.

In connection with the Merger Agreement and the Private Placements, the Company will ask the Company’s stockholders to approve the proposed Restated Certificate of Incorporation, a copy of which is attached hereto as Exhibit 4.1, to, among other things, increase the amount of authorized shares of common stock and to provide for the authorization of the Preferred Stock.

In addition, in order to secure the financing, on September 25, 2006, Boulder entered into a Commitment Letter with Bank of America, N.A. and Banc of America Securities LLC which obligates the lenders, subject to conditions in the Commitment Letter being satisfied, to lend Boulder $180 million ($160 million of which is anticipated to be funded upon the consummation of the transaction), which includes a $20 million revolver.

In connection with the transaction, an affiliate of a member of the Board of Directors and an affiliate of an advisor to Boulder have agreed to participate in the Private Placements in the aggregate amount of $500,000.

In connection with the Private Placements, Boulder will grant the investors certain registration rights described below. Stockholder approval for the issuance of the securities and for the insider participation in the Private Placements is required pursuant to the rules of NASDAQ and in connection with Boulder’s application to list its units, shares of common stock and warrants on NASDAQ simultaneously with the closing of the merger; such approval will be sought simultaneously with the stockholder approval for the merger.

Pursuant to the Registration Agreement which will be executed at the closing, Boulder will grant the investors in the Private Placements certain rights to register the resale of the shares of Common Stock, the shares of Common Stock underlying the Preferred Stock and the shares of Common Stock underlying the Warrants that they will receive. Any costs associated with filing of the registration statement will be paid by Boulder. In the event the financing is completed, if Boulder does not timely file the registration statement (14 days following the closing date), or have it declared effective in a timely manner (the 60th calendar day in the event of a full review by the Securities and Exchange Commission (the “Commission”)) then Boulder may be subject to a penalty (whereby the conversion price and exercise price, respectively, shall be reduced by 1% subject to a maximum total reduction of 9% and common shares shall be issued to holders of Common Stock purchased in connection with the Common Stock Private Placement). Boulder may also be subject to the same penalty if the registration statement, once effective, ceases to be usable for a period of time. The Purchase Agreement also provides for additional penalties if Boulder fails to apply for listing its common stock with NASDAQ or fails to maintain such listing. Additionally, if Boulder fails to qualify certain of the Preferred Stock for trading on the NASDAQ PORTAL trading system there may be penalties as well. Notwithstanding anything to the contrary, the Purchase Agreement provides a maximum cap on penalties of 9% for each of the Preferred Stock and the Common Stock. The complete text of the Purchase Agreement, the Registration Agreement and the Warrant are attached hereto as Exhibit 10.2, 10.3 and 10.4 respectively, and incorporated by reference.

Citigroup Global Markets, Inc. was an advisor to Boulder, and Davis & Kuelthau s.c., Ellenoff Grossman & Schole LLP and Foley & Lardner LLP were Boulder’s legal advisors. Banc of America Securities LLC and Centerview Partners LLC served as financial advisors to GFA Brands in connection with the transaction and Ropes and Gray provided legal advice. Citigroup Global Markets, Inc. was the lead placement agent of the private placements and Goodwin Procter LLP acted as their legal advisor. Banc of America Securities LLC served as a junior co-placement agent of the private placements. Bank of America, N.A. and Banc of America Securities LLC have agreed to provide debt financing pursuant to a loan commitment letter.

Additional Information and Where to Find It

In connection with the proposed acquisition and financing and required stockholder approval, Boulder will file with the Commission a proxy statement which will be mailed to the stockholders of Boulder. Boulder’s stockholders are urged to read the proxy statement and other relevant materials when they become available as they will contain important information about the acquisition of GFA and the related private placement financing. Boulder stockholders will be able to obtain a free copy of such filings at the Commission’s internet site (http://www.sec.gov). Copies of such filings can also be obtained, without charge, by directing a request to Boulder, 6106 Sunrise Ranch Drive, Longmont, CO, 80503.

Boulder and its officers and directors may be deemed to have participated in the solicitation of proxies from Boulder’s stockholders in favor of the approval of the acquisition and related private placement financing. Information concerning Boulder’s directors and executive officers is set forth in the publicly filed documents of Boulder. Stockholders may obtain more detailed information regarding the direct and indirect interests of Boulder and its directors and executive officers in the acquisition and related private placement financing by reading the preliminary and definitive proxy statements regarding the merger and private placement financing, which will be filed with the SEC.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits.

4.1	Form of Restated Certificate of Incorporation.

10.1	Agreement and Plan of Merger by and among Boulder Specialty Brands, Inc., BSB Acquisition Co., Inc., GFA Holdings, Inc., and Stockholders’ Representative dated as of September 25, 2006.

10.2	Securities Purchase Agreement between Boulder Specialty Brands, Inc. and certain investors dated as of September 25, 2006.

10.3	Form of Registration Rights Agreement between Boulder Specialty Brands, Inc and certain investors.

10.4	Form of Warrant.

99.1	Press Release, dated September 26, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOULDER SPECIALTY BRANDS, INC.

Dated: September 26, 2006	By:	/s/ Stephen B. Hughes
Stephen B. Hughes Chairman and Chief Executive Officer